Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FIRST QUARTER 2020 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.30 Per Share Declared for Second Quarter 2020

EVANSTON, Ill., April 30, 2020 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Highlights

•	Total investment income of $20.0 million

•	Net investment income of $17.4 million, or $0.71 per share

•	Adjusted net investment income of $8.5 million, or $0.35 per share(1)

•	Net decrease in net assets resulting from operations of $(27.0) million, or $(1.10) per share

•	Invested $68.2 million in debt and equity securities, including three new portfolio companies

•	Received proceeds from repayments and realizations of $73.8 million, recognizing $30.3 million in net realized gains

•	Paid regular quarterly dividend of $0.39 per share on March 27, 2020

•	Net asset value (NAV) of $375.5 million, or $15.37 per share, as of March 31, 2020

•	Estimated spillover income (or taxable income in excess of distributions) as of March 31, 2020 of $21.6 million, or $0.89 per share

Management Commentary

“Through mid-March, Fidus’ portfolio was performing well and we redeployed proceeds from the partial sale of some equity investments into income-producing investments while adhering to our strategy of focusing on companies with defensive characteristics and strong, resilient cash flows,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “However, as indicated in our March 23rd announcement, the adverse impact of the COVID-19 pandemic on economic conditions overall and on a few companies in our portfolio has resulted in a write-down in the fair value of our debt and equity portfolio by approximately $43.2 million, and we ended the quarter with NAV at $15.37 per share, as compared to $16.85 per share as of December 31, 2019. In addition, following an in-depth review of the potential impacts of the economic crisis on our portfolio companies, we proactively placed two portfolio companies on non-accrual and one on PIK non-accrual.”

Added Mr. Ross, “In light of the uncertain magnitude and duration of economic weakness associated with COVID-19, we are particularly focused on maintaining a strong liquidity position and our ability to fund and support our existing portfolio companies as warranted. In consideration of these near-term priorities and to give us additional liquidity on our balance sheet, the Board is reducing the second quarter dividend to $0.30 per share. We believe the vast majority of our portfolio companies are resilient and possess very positive long-term outlooks, and we look forward to getting to the other side of this crisis. In the meantime, we will continue to operate in the long-term interest of our shareholders with an abundance of caution focused on capital preservation.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2020 Financial Results

The following table provides a summary of our operating results for the three months ended March 31, 2020 as compared to the same period in 2019 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2020	2019	$ Change	% Change
Interest income	$17,467	$15,252	$2,215	14.5%
Payment-in-kind interest income	1,081	2,630	(1,549)	(58.9%)
Dividend income	136	295	(159)	(53.9%)
Fee income	1,282	2,099	(817)	(38.9%)
Interest on idle funds and other income	17	54	(37)	(68.5%)

Total investment income	$19,983	$20,330	$(347)	(1.7%)

Net investment income	$17,417	$9,599	$7,818	81.4%
Net investment income per share	$0.71	$0.39	$0.32	82.1%
Adjusted net investment income (1)	$8,539	$9,954	$(1,415)	(14.2%)
Adjusted net investment income per share (1)	$0.35	$0.41	$(0.06)	(14.6%)
Net increase (decrease) in net assets resulting from operations	$(26,971)	$11,372	$(38,343)	(337.2%)
Net increase (decrease) in net assets resulting from operations per share	$(1.10)	$0.46	$(1.56)	(339.1%)

The $(0.3) million decrease in total investment income for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily attributable to (i) a $0.8 million increase in total interest income (including payment-in-kind interest income) resulting from higher average debt investment balances outstanding, partially offset by a slight decrease in weighted average debt yield, (ii) a $(0.2) million decrease in dividend income, and (iii) a $(0.8) million decrease in fee income resulting from a decrease in prepayment fee income and a decrease in structuring fees due to a comparative decrease in new investments, partially offset by an increase in amendment fees.

For the three months ended March 31, 2020, total expenses, including income tax provision, were $2.6 million, a decrease of $(8.1) million, or (76.1)%, from the $10.7 million of total expenses, including income tax provision, for the three months ended March 31, 2019. The decrease was primarily attributable to (i) a $1.2 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, (ii) a $0.5 million increase in the base management fee due to higher average total assets, (iii) a $(0.6) decrease in income incentive fee, and (iv) a $(9.3) million decrease in capital gains incentive fee accrued.

Net investment income increased by $7.8 million, or 81.4% to $17.4 million during the three months ended March 31, 2020 as compared to the same period in 2019, as a result of the $(8.1) million decrease in total expenses including income tax provision, partially offset by the $(0.3) decrease in total investment income. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, decreased by $(1.4) million, or (14.2%), to $8.5 million.

For the three months ended March 31, 2020, the total net realized gain on investments, net of income tax provision on realized gains, was $30.3 million, as compared to total net realized loss on investments, net of income tax benefit on realized losses, of $(1.6) million for the same period in 2019.

Portfolio and Investment Activities

As of March 31, 2020, the fair value of our investment portfolio totaled $718.9 million and consisted of 62 active portfolio companies and four portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 98.3% of the related cost basis as of March 31, 2020. As of March 31, 2020, 19 portfolio company’s debt investments bore interest at a variable rate, which represented $207.3 million, or 31.8%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of March 31, 2020, our average active portfolio company investment at amortized cost was $11.8 million, which excludes investments in the four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.0% as of March 31, 2020. The weighted average yield was computed using the effective interest rates for debt investments at cost as of March 31, 2020, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

First quarter 2020 investment activity included the following new portfolio company investments:

•

Combined Systems, Inc., a leading designer, manufacturer, and marketer of non-lethal security products for the global defense and law enforcement markets. Fidus invested $11.9 million in a revolving loan and first lien debt.

•	Routeware, Inc., a leading provider of highly integrated fleet automation software and systems for waste haulers and municipalities. Fidus invested $15.0 million in first lien debt.

•	Western’s Smokehouse, LLC, a preferred manufacturing solution for the top brands and retailers in premium crafted protein snacks. Fidus invested $10.0 million in first lien debt.

As of March 31, 2020, we had debt investments in three portfolio companies on non-accrual status and a debt investment in one portfolio company on PIK-only non-accrual status, which had an aggregate cost and fair value of $62.7 million and $48.2 million, respectively.

Liquidity and Capital Resources

As of March 31, 2020, we had $27.2 million in cash and cash equivalents and $65.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of March 31, 2020, we had SBA debentures outstanding of $156.5 million, $50.0 million outstanding of our 5.875% notes due 2023 (the “2023 Notes”), $69.0 million outstanding of our 6.000% notes due 2024, $63.3 million outstanding of our 5.375% notes due 2024 (the “November 2024 Notes” and collectively with the 2023 Notes and February 2024 Notes, the “Public Notes”), and $35.0 million outstanding under our Credit Facility. As of March 31, 2020, the weighted average interest rate on total debt outstanding was 4.6%.

Subsequent Events

On April 30, 2020, we invested $12.5 million in subordinated debt and common equity of ECM Industries, LLC, a global manufacturer and supplier of electrical products through a wide range of premium brands.

Second Quarter 2020 Dividend of $0.30 Per Share Declared

On April 29, 2020 our board of directors declared a regular quarterly dividend of $0.30 per share payable on June 26, 2020 to stockholders of record as of June 12, 2020.

When declaring dividends, our Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2020 taxable income, as well as the tax attributes for 2020 dividends, will be made after the close of the 2020 tax year. The final tax attributes for 2020 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2020 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 1, 2020. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 7154987.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on May 1, 2020 until 11:59pm ET on May 9, 2020 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 7154987. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control and including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31, 2020 (unaudited)	December 31, 2019
ASSETS
Investments, at fair value:
Control investments (cost: $28,145 and $27,718, respectively)	$20,551	$21,820
Affiliate investments (cost: $41,527 and $56,328, respectively)	67,504	121,555
Non-control/non-affiliate investments (cost: $661,438 and $620,453, respectively)	630,885	623,544

Total investments, at fair value (cost: $731,110 and $704,499, respectively)	718,940	766,919
Cash and cash equivalents	27,225	15,012
Interest receivable	5,442	6,331
Prepaid expenses and other assets	935	1,177

Total assets	$752,542	$789,439

LIABILITIES
SBA debentures, net of deferred financing costs	$152,922	$153,802
Public Notes, net of deferred financing costs	177,227	176,901
Borrowings under Credit Facility, net of deferred financing costs	33,982	23,899
Accrued interest and fees payable	2,222	3,505
Base management fee payable – due to affiliate	3,272	3,334
Income incentive fee payable – due to affiliate	1,855	1,497
Capital gains incentive fee payable – due to affiliate	3,837	12,715
Administration fee payable and other – due to affiliate	647	487
Taxes payable	123	547
Accounts payable and other liabilities	921	442

Total liabilities	377,008	377,129

Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,463,119 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively)	24	24
Additional paid-in capital	365,793	366,061
Total distributable earnings	9,717	46,225

Total net assets	375,534	412,310

Total liabilities and net assets	$752,542	$789,439

Net asset value per common share	$15.37	$16.85

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended March 31,
	2020	2019
Investment Income:
Interest income
Control investments	$432	$282
Affiliate investments	983	1,520
Non-control/non-affiliate investments	16,052	13,450

Total interest income	17,467	15,252
Payment-in-kind interest income
Control investments	425	1,237
Affiliate investments	40	83
Non-control/non-affiliate investments	616	1,310

Total payment-in-kind interest income	1,081	2,630
Dividend income
Control investments	—	—
Affiliate investments	107	368
Non-control/non-affiliate investments	29	(73)

Total dividend income	136	295
Fee income
Control investments	—	349
Affiliate investments	—	22
Non-control/non-affiliate investments	1,282	1,728

Total fee income	1,282	2,099
Interest on idle funds and other income	17	54

Total investment income	19,983	20,330

Expenses:
Interest and financing expenses	4,960	3,724
Base management fee	3,272	2,871
Incentive fee—income	1,855	2,485
Incentive fee—capital gains	(8,878)	355
Administrative service expenses	466	399
Professional fees	553	590
Other general and administrative expenses	335	305

Total expenses	2,563	10,729

Net investment income before income taxes	17,420	9,601
Income tax provision (benefit)	3	2

Net investment income	17,417	9,599

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	(1,268)
Affiliate investments	24,332	35
Non-control/non-affiliate investments	7,046	(358)

Total net realized gain (loss) on investments	31,378	(1,591)

Income tax (provision) benefit from realized gains on investments	(1,051)	8
Net change in unrealized appreciation (depreciation):
Control investments	(1,696)	1,637
Affiliate investments	(39,253)	2,759
Non-control/non-affiliate investments	(33,641)	(851)

Total net change in unrealized appreciation (depreciation) on investments	(74,590)	3,545

Net gain (loss) on investments	(44,263)	1,962
Realized losses on extinguishment of debt	(125)	(189)

Net increase (decrease) in net assets resulting from operations	$(26,971)	$11,372

Per common share data:
Net investment income per share-basic and diluted	$0.71	$0.39

Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$(1.10)	$0.46

Dividends declared per share	$0.39	$0.39

Weighted average number of shares outstanding — basic and diluted	24,457,634	24,463,119

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2020 and 2019.

	($ in thousands) Three Months Ended March 31, (unaudited)
	2020	2019
Net investment income	$17,417	$9,599
Capital gains incentive fee expense (reversal)	(8,878)	355

Adjusted net investment income (1)	$8,539	$9,954

	(Per share) Three Months Ended March 31, (unaudited)
	2020	2019
Net investment income	$0.71	$0.39
Capital gains incentive fee expense (reversal)	(0.36)	0.01

Adjusted net investment income (1)	$0.35	$0.41

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com